Exhibit 99.4

ITEM 6.	SELECTED FINANCIAL DATA

The following financial data for each of the five years in the period ended December 31, 2008, should be read in conjunction with the other financial information included in this Exhibit 99.1 of this Form 8-K and the other information included in our Item 6. Selected Financial Data in our Annual Report on Form 10-K for the year ended December 31, 2008. All other financial data has been prepared from our accounting records.

	Year Ended December 31,
	2004(1)	2005(2)	2006(3)	2007(4)	2008(5)
	(in thousands, except per unit and operating data)
Net Income per limited partner unit: (1)

Basic	$2.28	$2.28	$2.68	$3.39	$6.19

Diluted	$2.26	$2.26	$2.67	$3.37	$6.15

(1)

As described in Item 8.01 of this Form 8-K, our historical periods’ earnings per unit have been revised as a result of our January 2009 adoption of new guidance regarding the application of the two-class method to calculate earnings per unit for Master Limited Partnerships. There were no changes to the other information included in our Item 6. Selected Financial Data in our Annual Report on Form 10-K for the year ended December 31, 2008.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Sunoco Partners LLC

We have audited the accompanying balance sheets of Sunoco Logistics Partners L.P. as of December 31, 2008 and 2007, and the related statements of income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunoco Logistics Partners L.P. at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Sunoco Logistics Partners L.P.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2008 expressed an unqualified opinion thereon.

As discussed in Note 1 to the consolidated financial statements, the financial statements have been retrospectively revised for the adoption of Emerging Issues Task Force Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 24, 2009

except as it pertains to the retrospective adjustment

of earnings per unit discussed in Note 1 and the business

segment information discussed in Note 14, as to

which the date is January 27, 2010

SUNOCO LOGISTICS PARTNERS L.P.

STATEMENTS OF INCOME

(in thousands, except units and per unit amounts)

	Year Ended December 31,
	2006	2007	2008
Revenues

Sales and other operating revenue:

Affiliates	$1,842,634	$1,682,042	$2,571,947

Unaffiliated customers	3,994,601	5,695,413	7,540,373

Other income	17,315	28,381	24,298

Total Revenues	5,854,550	7,405,836	10,136,618

Costs and Expenses

Cost of products sold and operating expenses	5,644,021	7,156,142	9,786,014

Depreciation and amortization	36,649	37,341	40,054

Selling, general and administrative expenses	55,686	56,198	59,284

Impairment charge	—	—	5,674

Total Costs and Expenses	5,736,356	7,249,681	9,891,026

Operating Income	118,194	156,155	245,592

Net interest cost paid to affiliates	1,411	2,287	558

Other interest cost and debt expense, net	29,447	36,412	34,409

Capitalized interest	(3,005)	(3,419)	(3,855)

Net Income	$90,341	$120,875	$214,480

Calculation of Limited Partners’ interest in Net Income:

Net Income	$90,341	$120,875	$214,480

Less: General Partner’s interest in Net Income (1)	(16,395)	(24,098)	(37,097)

Limited Partners’ interest in Net Income (1)	$73,946	$96,777	$177,383

Net Income per Limited Partner unit: (1)

Basic	$2.68	$3.39	$6.19

Diluted	$2.67	$3.37	$6.15

Weighted average Limited Partners’ units outstanding:

Basic	27,608,565	28,581,032	28,650,069

Diluted	27,738,016	28,729,153	28,836,603

(1)	Retrospective adjustment as described in Note 1.

(See Accompanying Notes)

SUNOCO LOGISTICS PARTNERS L.P.

BALANCE SHEETS

(in thousands)

	December 31,
	2007	2008
Assets

Current Assets

Cash and cash equivalents	$2,000	$2,000

Advances to affiliates	8,060	2,549

Accounts receivable, affiliated companies	62,167	77,692

Accounts receivable, net	1,200,782	652,840

Inventories	30,669	90,156

Total Current Assets	1,303,678	825,237

Properties, plants and equipment, net	1,089,262	1,375,429

Investment in affiliates	84,985	82,882

Deferred charges and other assets	26,717	24,701

Total Assets	$2,504,642	$2,308,249

Liabilities and Partners’ Capital

Current Liabilities

Accounts payable	$1,289,402	$792,674

Accrued liabilities	45,159	45,648

Accrued taxes	34,277	20,738

Total Current Liabilities	1,368,838	859,060

Long-term debt	515,104	747,631

Other deferred credits and liabilities	29,655	31,658

Commitments and contingent liabilities

Total Liabilities	1,913,597	1,638,349

Partners’ Capital:

Limited partners’ interest	582,357	653,283

General partner’s interest	8,688	19,747

Accumulated other comprehensive loss	—	(3,130)

Total Partners’ Capital	591,045	669,900

Total Liabilities and Partners’ Capital	$2,504,642	$2,308,249

(See Accompanying Notes)

SUNOCO LOGISTICS PARTNERS L.P.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2007	2008
Cash Flows from Operating Activities:

Net Income	$90,341	$120,875	$214,480

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	36,649	37,341	40,054

Impairment charge	—	—	5,674

Amortization of financing fees and bond discount	508	666	633

Restricted unit incentive plan expense	3,686	5,310	4,277

Changes in working capital pertaining to operating activities:

Accounts receivable, affiliated companies	37,584	36,785	(15,525)

Accounts receivable, net	(191,996)	(424,277)	547,942

Inventories	(39,834)	39,615	(59,487)

Accounts payable and accrued liabilities	203,819	376,690	(497,772)

Accrued taxes	1,883	11,408	(13,539)

Proceeds from insurance recovery	—	4,389	—

Other	(1,160)	(1,303)	1,850

Net cash provided by operating activities	141,480	207,499	228,587

Cash Flows from Investing Activities:

Capital expenditures	(119,838)	(105,862)	(145,834)

Acquisitions	(121,382)	(13,489)	(185,410)

Net cash used in investing activities	(241,220)	(119,351)	(331,244)

Cash Flows from Financing Activities:

Distributions paid to Limited Partners and General Partner	(97,987)	(117,451)	(137,203)

Net proceeds from issuance of Limited Partner units	110,338	—	—

Contribution from General Partner for Limited Partner unit transactions	2,427	58	76

Repayments from (advances to) affiliates, net	(13,181)	(629)	5,511

Borrowings under credit facility	177,500	279,900	343,385

Repayments under credit facility	(216,100)	(256,900)	(111,000)

Net proceeds from issuance of Senior Notes	173,307	—	—

Payments of statutory withholding on net issuance of Limited Partner units under restricted unit incentive plan	(1,443)	(1,479)	(538)

Contributions from / (Distributions to) affiliate	(47,354)	941	2,426

Net cash provided by/(used in) financing activities	87,507	(95,560)	102,657

Net change in cash and cash equivalents	(12,233)	(7,412)	—

Cash and cash equivalents at beginning of year	21,645	9,412	2,000

Cash and cash equivalents at end of year	$9,412	$2,000	$2,000

(See Accompanying Notes)

SUNOCO LOGISTICS PARTNERS L.P.

STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

	Limited Partners				General Partner	Accumulated Other Comprehensive Loss	Total Partners’ Capital
	Common		Subordinated
	Units	$	Units	$	$	$	$
Balance at December 31, 2005	17,231	$358,954	8,538	$156,558	$7,899	—	$523,411
Net income	—	63,029	—	16,146	11,166	—	90,341
Issuance of Limited Partner units to the public	2,680	110,338	—	—	2,353	—	112,691
Conversion of Subordinated units to Common units held by affiliate (Note 12)	2,846	52,185	(2,846)	(52,185)	—	—	—
Contribution from affiliate	—	2,964	—	2,647	115	—	5,726
Distribution to affiliate	—	(27,475)	—	(24,543)	(1,062)	—	(53,080)
Unissued units under incentive plans	—	3,686	—	—	—	—	3,686
Distribution equivalent rights	—	(508)	—	—	—	—	(508)
Units issued under incentive plans	87	—	—	—	74	—	74
Tax withholding under incentive plans	—	(1,443)	—	—	—	—	(1,443)
Cash distributions	—	(65,104)	—	(19,245)	(13,638)	—	(97,987)

Balance at December 31, 2006	22,844	$496,626	5,692	$79,378	$6,907	—	$582,911

Net income	—	96,736	—	—	24,139	—	120,875
Cumulative effect of adoption of FIN No. 48	—	405	—	—	8	—	413
Conversion of Subordinated units to Common units held by affiliate (Note 12)	5,692	79,378	(5,692)	(79,378)	—	—	—
Contribution from affiliate	—	1,173	—	—	24	—	1,197
Distribution to affiliate	—	(251)	—	—	(5)	—	(256)
Unissued units under incentive plans	—	5,310	—	—	—	—	5,310
Distribution equivalent rights	—	(533)	—	—	—	—	(533)
Units issued under incentive plans	50	—	—	—	58	—	58
Tax withholding under incentive plans	—	(1,479)	—	—	—	—	(1,479)
Cash distributions	—	(95,008)	—	—	(22,443)	—	(117,451)

Balance at December 31, 2007	28,586	$582,357	—	—	$8,688	—	$591,045

Comprehensive Income:
Net income	—	171,311	—	—	43,169	—	214,480
Unrealized loss on cash flow hedges	—	—	—	—	—	(1,130)	(1,130)

Total comprehensive income							213,350
Adjustment to recognize the funded status of our affiliates’ postretirement plans	—	—	—	—	—	(2,000)	(2,000)
Contribution from affiliate	—	2,377	—	—	49	—	2,426
Unissued units under incentive plans	—	4,277	—	—	—	—	4,277
Distribution equivalent rights	—	(1,533)	—	—	—	—	(1,533)
Units issued under incentive plans	71	—	—	—	76	—	76
Tax withholding under incentive plans	—	(504)	—	—	—	—	(504)
Cash distributions	—	(104,968)	—	—	(32,235)	—	(137,203)
Other	—	(34)	—	—		—	(34)

Balance at December 31, 2008	28,657	$653,283	—	—	$19,747	$(3,130)	$669,900

(See Accompanying Notes)

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Principles of Consolidation

Sunoco Logistics Partners L.P. (the “Partnership”) is a Delaware limited partnership formed by Sunoco, Inc. (“Sunoco”) in October 2001 to acquire, own and operate a substantial portion of Sunoco’s logistics business, consisting of refined product pipelines, terminalling and storage assets, crude oil pipelines, and crude oil acquisition and marketing assets located in the northeast, midwest and soutwest United States. Sunoco, Inc. and its wholly-owned subsidiaries including Sunoco, Inc. (R&M) are collectively referred to as “Sunoco”. The consolidated financial statements reflect the results of Sunoco Logistics Partners L.P. and its wholly-owned partnerships, including Sunoco Logistics Partners Operations L.P. (the “Operating Partnership”). We eliminate all significant intercompany accounts and transactions. Equity ownership interests in corporate joint ventures, which are not consolidated, are accounted for under the equity method. In management’s opinion, the consolidated financial statements reflect all normal and recurring adjustments needed to fairly present the Partnership’s financial position and operating results at the dates and for the periods presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from these estimates.

Revenue Recognition

Terminalling and storage revenues are recognized at the time the services are provided. Pipeline revenues are recognized upon delivery of the barrels to the location designated by the shipper. Crude oil gathering and marketing revenues are recognized when title to the crude oil is transferred to the customer. Revenues are not recognized for crude oil exchange transactions, which are entered into primarily to acquire crude oil of a desired quality or to reduce transportation costs by taking delivery closer to the Partnership’s end markets. Any net differential for exchange transactions is recorded as an adjustment of inventory costs in the purchases component of cost of products sold and operating expenses in the statements of income based upon the concepts set forth in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” as amended by Emerging Issues Task Force Issue 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty”.

Affiliated revenues consist of sales of crude oil as well as the provision of crude oil and refined product pipeline transportation, terminalling and storage services to Sunoco. Sales of crude oil to affiliates are priced using market based rates. Sunoco pays fees for transportation or terminalling services based on the terms and conditions of an established agreement or utilizing published tariffs. Sunoco’s remaining minimum throughput obligations for refined products, intermediates, liquefied petroleum gas and crude oil in the Partnership’s Inkster Terminal, Fort Mifflin Terminal Complex, Eagle Point dock and terminal and certain crude oil pipelines expire in the first quarter of 2009.

Cash Equivalents

The Partnership considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. At December 31, 2007 and 2008, these cash equivalents consist principally of money market accounts.

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Accounts Receivable, net

Accounts receivable represent valid claims against non-affiliated customers (see Note 3 for affiliated receivables) for products sold or services rendered. The Partnership extends credit terms to certain customers after review of various credit indicators, including the customer’s credit rating. Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and reserves are recorded for doubtful accounts based upon management’s estimate of collectibility at the time of review. Actual balances are charged against the reserve when all collection efforts have been exhausted.

Inventories

Inventories are valued at the lower of cost or market. Crude oil inventory cost has been determined using the last-in, first-out method (“LIFO”). Under this methodology, the cost of products sold consists of the actual crude oil acquisition costs of the Partnership, which includes transportation and storage costs. Such costs are adjusted to reflect increases or decreases in crude oil inventory quantities, which are valued based on the changes in the LIFO inventory layers. The cost of materials, supplies and other inventories is principally determined using the average cost method. Crude inventory balances declined in the Partnership’s Western Pipeline business segment during 2007, which resulted in liquidating a portion of the prior year layer carried at lower costs prevailing in 2006. The reduction resulted predominately from the elimination of contango inventory positions, and had the effect of increasing results of operations by $11.0 million in 2007.

Properties, Plants and Equipment

Properties, plants and equipment are stated at cost. Additions to properties, plants and equipment, including replacements and improvements, are recorded at cost. Repair and maintenance expenditures are charged to expense as incurred. Depreciation is provided principally using the straight-line method based on the estimated useful lives of the related assets. For certain interstate pipelines, the depreciation rate is applied to the net asset value based on FERC requirements.

Capitalized Interest

The Partnership capitalizes interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. During the years ended December 31, 2006, 2007 and 2008, the amount of interest capitalized was $3.0 million, $3.4 million and $3.9 million, respectively. The weighted average rate used to capitalize interest on borrowed funds was 6.6 percent, 6.5 percent and 5.9 percent for 2006, 2007 and 2008, respectively.

Investment in Affiliates

Investments in affiliates, which consist of corporate joint ventures, are accounted for under the equity method of accounting as required by Accounting Principles Board Opinion 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”). Under this method, an investment is carried at acquisition cost, increased for the equity in income or decreased for the equity in loss from the date of acquisition, reduced for dividends received and increased or decreased for adjustments in other comprehensive income. Income recognized from our corporate joint venture interests is presented within other income on our statements of income. The Partnership had $3.9 million of undistributed earnings from its investments in corporate joint ventures within Partners’ Capital at December 31, 2008. During the years ended December 31, 2006, 2007 and 2008 the Partnership received dividends of $15.9 million, $23.9 million and $22.2 million respectively, from its investments in corporate joint ventures.

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Partnership allocates its excess investment cost over its equity in the net assets of affiliates to the underlying tangible and intangible assets of the corporate joint ventures. Other than land and indefinite-lived intangible assets, all amounts allocated, principally to pipeline and related assets, are amortized using the straight-line method over their estimated useful life of 40 years. The amortization of these amounts is included within depreciation and amortization in the statements of income.

Impairment of Long-Lived Assets

Long-lived assets other than those held for sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset is considered to be impaired when the undiscounted estimated net cash flows expected to be generated by the asset are less than its carrying amount. The impairment recognized is the amount by which the carrying amount exceeds the estimated fair value of the impaired asset. Long-lived assets held for sale are recorded at the lower of their carrying amount or estimated fair value less cost to sell the assets. During 2008, the Partnership recognized an impairment of $5.7 million related to Management’s decision to discontinue efforts to expand liquefied petroleum gas storage capacity at its Inkster, Michigan facility. The impairment charge reflects the entire cost associated with the project.

Goodwill and Other Intangible Assets

Goodwill, which represents the excess of the purchase price over fair value of net assets acquired, is presented net of accumulated amortization within deferred charges and other assets on the balance sheets. As of December 31, 2007 and 2008, the Partnership had $16.2 million of goodwill and accumulated amortization of $1.3 million related to goodwill. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite-lived intangible assets are tested for impairment at least annually. The Partnership determined during 2006, 2007 and 2008 that such assets were not impaired.

Deferred financing fees of $3.1 million and $2.5 million, net of accumulated amortization of $1.9 million and $2.6 million have been included within deferred charges and other assets on the balance sheets as of December 31, 2007 and 2008, respectively. The Partnership deferred total fees of $0.3 million paid in 2007 related to the $400 million Credit Facility entered into in August 2007 (see Note 9). Amortization expense of $0.5 million, $0.7 million and $0.6 million for the years ended December 31, 2006, 2007 and 2008, respectively, has been included within other interest cost and debt expense on the statements of income. The Partnership amortizes deferred financing fees over the life of the respective debt agreement.

Environmental Remediation

The Partnership accrues environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. If a range of probable environmental cleanup costs exists for an identified site, the minimum of the range is accrued unless some other point or points in the range are more likely, in which case the most likely amount in this range is accrued.

Income Taxes

No provision for U.S. federal income taxes is included in the accompanying financial statements. As a partnership we are not a taxable entity for U.S. federal income tax purposes, or for the majority of states that

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

impose income taxes. Our taxable income, which may vary substantially from the net income reported for financial reporting purposes, is includable in the federal and state income tax returns of our unitholders. There are some states, however, in which the Partnership operates where we are subject to state and local income taxes.

We adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS 109, Accounting for Income Taxes (“FIN 48”), as of January 1, 2007. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109 by prescribing the minimum recognition threshold and measurement attribute a tax position taken or expected to be taken on a tax return is required to meet before being recognized in the financial statements. The adoption of FIN 48 had no material impact on our financial statements.

Long-Term Incentive Plan

On January 1, 2006, the Partnership adopted SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”), using the modified-prospective method. Among other things, SFAS No. 123R requires a fair-value-based method of accounting for share-based payment transactions. SFAS No. 123R also requires the use of a non-substantive vesting period approach for share-based payment transactions that vest when an employee becomes retirement eligible as is the case under the Partnership’s Long-Term Incentive Plan (i.e., the vesting period cannot exceed the date an employee becomes retirement eligible). The effect is to accelerate expense recognition for units awarded to retirement-eligible participants or those participants who will become retirement-eligible during the vesting period. Expense related to this plan is included in selling general and administrative expenses on the income statement.

Asset Retirement Obligations

Asset retirement obligations (ARO’s) represent the fair value of a liability related to the retirement of long-lived assets and are recorded at the time a legal obligation is incurred. A corresponding asset is also recorded at that time and is depreciated over the remaining useful life of the related asset. The fair value of any ARO is determined based on estimates and assumptions related to retirement costs, future inflation rates and credit-adjusted risk-free interest rates. Changes in the liability are recorded for the passage of time (accretion) or for revisions to cash flows originally estimated to settle the ARO.

The Partnership’s balance sheet includes liabilities for asset retirement obligations, as a component of other deferred credits and liabilities, of $22.5 million at December 31, 2007 and 2008. During 2006, the Partnership increased the liability for asset retirement obligations and properties, plant and equipment by $1.1 million related to the obligations associated with two crude oil pipelines acquired in March 2006. This change did not have a significant impact on the Partnership’s statement of income for the year ended December 31, 2006. During 2007 and 2008, the Partnership had no changes to the liability for asset retirement obligations and properties, plant and equipment. The Partnership believes it may have additional asset retirement obligations related to its pipeline assets and storage tanks, for which it is not possible to estimate when the retirement obligations will be settled. Consequently, these retirement obligations cannot be measured at this time.

Fair Value Measurements

Effective January 1, 2008, the Partnership adopted the provisions of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”) which pertain to certain balance sheet items measured at fair value on a recurring basis. SFAS No. 157 defines fair value, establishes a framework for

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

measuring fair value and expands disclosures about such measurements that are permitted or required under other accounting pronouncements. While SFAS No. 157 may change the method of calculating fair value, it does not require any new fair value measurements.

In accordance with SFAS No. 157, the Partnership determines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, the Partnership utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy established by SFAS No. 157. The Partnership generally applies the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety. The Partnership’s financial instruments recorded at fair value were not material at December 31, 2008.

In addition, in February 2007, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”) was issued and became effective January 1, 2008. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other eligible items at fair value that were not previously required to be measured at fair value, with unrealized gains and losses on such items reported in earnings. The Partnership did not adopt the use of fair value measurements for any new items as of the January 1, 2008 effective date of this new standard.

Lease Accounting

The Partnership applies the provisions of Emerging Issues Task Force Issue 01-8, “Determining Whether an Arrangement Contains a Lease” (“EITF 01-8”). EITF 01-8 provides guidance in determining whether an arrangement meets the definition of a lease under the provisions of SFAS No. 13, “Accounting for Leases” (“SFAS No. 13”). SFAS No. 13 defines a lease as an agreement conveying the right to use property, plant or equipment for a stated period of time. EITF 01-8 provides criteria to determine whether an arrangement conveys the right to use property, plant and equipment under SFAS No. 13. The accounting requirements under EITF 01-8 could affect an arrangement’s timing of revenue and expense recognition, and revenues previously reported as transportation and storage services might have to be reported as rental or leasing income. However, the timing of the cash receipts associated with these agreements would not be impacted by the accounting requirements under EITF 01-8. The provisions of EITF 01-8 are to be applied prospectively to arrangements agreed to, modified, or acquired in business combinations after July 1, 2003. During 2006, 2007 and 2008 previous arrangements that would be leases or would contain a lease according to this pronouncement were recorded in accordance with their prior accounting treatment. The Partnership is continually analyzing its agreements that were in existence prior to July 1, 2003 to determine if the accounting for these agreements would be impacted upon renewal or amendment. The provisions of EITF 01-8 had no material impact on the Partnership’s financial statements for the years ended December 31, 2006, 2007 and 2008.

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Earnings Per Unit

We use the two-class method to determine basic and diluted earnings per unit. Basic and diluted net income per limited partner unit is calculated by dividing net income, after deducting the amount allocated to the general partner’s interest and incentive distribution rights, by the weighted-average number of limited partner common and subordinated units outstanding during the period.

On January 1, 2009 the Partnership adopted the provisions of Emerging Issues Task Force No. 07-4 Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships (“EITF 07-4”). EITF 07-4 requires incentive distribution rights (“IDRs”) in a master limited partnership to be treated as participating securities for the purpose of computing earnings per unit. EITF 07-4 also requires that when earnings differ from cash distributions, undistributed or over distributed earnings are to be allocated to the IDR holders, the general partner, and limited partners based on the contractual terms of the partnership agreement. Previously, earnings per unit was calculated as if all earnings for the period had been distributed, which resulted in an additional allocation of income to the general partner (the IDR holder) in quarterly periods where earnings exceeded the actual distribution and a lesser allocation of income to the general partner in quarterly periods where distributions exceeded earnings.

We have retrospectively applied EITF 07-4 to all periods presented. Our adoption of this guidance only impacts the allocation of earnings for purposes of calculating our earnings per limited partner unit and has no impact on our results of operations, or distributions of available cash to unitholders and our general partner. The following table illustrates the impact of this change in accounting principle on the basic and diluted earnings per unit for the years ended December 31,:

	Basic		Diluted
	As Reported	Restated	As Reported	Restated
2008	$5.01	$6.19	$4.98	$6.15
2007	3.38	3.39	3.37	3.37
2006	2.87	2.68	2.85	2.67

2. Equity Offerings

In May 2006, the Partnership sold 2.4 million common units in a public offering. In June 2006, the Partnership sold an additional 280,000 common units to cover over-allotments in connection with the May 2006 sale. The purchase price for the over allotment was equal to the offering price in the May 2006 sale. The sale of units resulted in total gross proceeds of $115.2 million, and net proceeds of $110.3 million, after the underwriters’ commission and legal, accounting and other transaction expenses. Net proceeds of the offering, together with the $173.3 million in net proceeds from the concurrent offering of Senior Notes (see Note 9), were used to repay $216.1 million of the debt incurred under the previous credit facility, to fund the Partnership’s 2006 organic growth program, and for general partnership purposes. Also as a result of the issuance of these units, the general partner contributed $2.4 million to the Partnership to maintain its 2.0 percent general partner interest. At December 31, 2008, Sunoco’s ownership in the Partnership, including its 2.0 percent general partner interest, was 43.3 percent.

3. Related Party Transactions

Advances to/from Affiliate

The Partnership has a treasury services agreement with Sunoco pursuant to which it, among other things, participates in Sunoco’s centralized cash management program. Under this program, all of the Partnership’s cash receipts and cash disbursements are processed, together with those of Sunoco and its other subsidiaries, through Sunoco’s cash accounts with a corresponding credit or charge to an intercompany account. The intercompany balances are settled periodically, but no less frequently than monthly. Amounts due from Sunoco earn interest at a rate equal to the average rate of the Partnership’s third-party money market investments, while amounts due to Sunoco bear interest at a rate equal to the interest rate provided in the Operating Partnership’s $400 million Credit Facility.

Administrative Services

Under the Omnibus Agreement, the Partnership pays Sunoco or the general partner an annual administrative fee that includes expenses incurred by Sunoco and its affiliates to perform centralized corporate functions, such as legal, accounting, treasury, engineering, information technology, insurance, and other corporate services, including the administration of employee benefit plans. This fee was $7.7 million, $6.5 million and $6.0 million for the years ended December 31, 2006, 2007, and 2008, respectively. This fee does not include the costs of shared insurance programs (which are allocated to the Partnership based upon its share of the cash premiums incurred), the salaries of pipeline and terminal personnel or other employees of the general partner (including senior executives), or the cost of their employee benefits. The Partnership has no employees, and reimburses Sunoco and its affiliates for these costs and other direct expenses incurred on the Partnership’s behalf. In addition, the Partnership has incurred additional general and administrative costs which it pays directly.

The term of Section 4.1 of the Omnibus Agreement (which concerns the Partnership’s obligation to pay the annual fee for provision of certain general and administrative services) was extended by one year in January 2009. The 2009 annual fee remains at $6.0 million. These costs may be increased if the acquisition or construction of new assets or businesses require an increase in the level of general and administrative services

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

received by the Partnership. There can be no assurance that Section 4.1 of the Omnibus Agreement will be extended beyond 2009, or that, if extended, the administrative fee charged by Sunoco will be at or below the current administrative fee. In the event that the Partnership is unable to obtain such services from Sunoco or other third parties at or below the current cost, the Partnership’s financial condition and results of operations may be adversely impacted.

In addition to the fees for the centralized corporate functions, selling, general and administrative expenses in the statements of income include the allocation of shared insurance costs of $3.2 million, $3.9 million and $3.2 million for the years ended December 31, 2006, 2007 and 2008 respectively. The Partnership’s share of allocated Sunoco employee benefit plan expenses, including non-contributory defined benefit retirement plans, defined contribution 401(k) plans, employee and retiree medical, dental and life insurance plans, incentive compensation plans and other such benefits was $22.5 million, $23.0 million and $22.8 million for the years ended December 31, 2006, 2007 and 2008 respectively. These expenses are reflected in cost of products sold and operating expenses and selling, general and administrative expenses in the statements of income.

Affiliated Revenues and Accounts Receivable, Affiliated Companies

Affiliated revenues in the statements of income consist of sales of crude oil as well as the provision of crude oil and refined product pipeline transportation, terminalling and storage services to Sunoco. Sales of crude oil are priced using market based rates. Pipeline revenues are generally determined using posted tariffs. In 2002, the Partnership entered into a pipelines and terminals storage and throughput agreement and various other agreements with Sunoco under which the Partnership is charging Sunoco fees for services provided under these agreements that, in management’s opinion, are comparable to those charged in arm’s-length, third-party transactions. Under the pipelines and terminals storage and throughput agreement, Sunoco has agreed to pay the Partnership a minimum level of revenues for transporting refined products. Sunoco also has agreed to minimum throughputs of crude oil and liquefied petroleum gas in the Partnership’s Inkster Terminal, Fort Mifflin Terminal Complex and certain crude oil pipelines. During the first quarter of 2007, the agreement to throughput at the Partnership’s refined product terminals and to receive and deliver refined product into the Partnership’s Marcus Hook Tank Farm expired. On March 1, 2007 the Partnership entered into new five year agreements with Sunoco to provide these services. These new agreements contain no minimum throughput obligations for Sunoco.

Under various other agreements entered into in 2002, Sunoco is, among other things, purchasing from the Partnership, at market-based rates, particular grades of crude oil that the Partnership’s crude oil acquisition and marketing business purchases for delivery to certain pipelines. These agreements automatically renew on a monthly basis unless terminated by either party on 30 days’ written notice. During the years ended December 31, 2005 and 2006 two of these agreements were terminated by Sunoco, however the cancellations have not had a material impact on the Partnership’s results of operations. Sunoco also leases the Partnership’s 58 miles of interrefinery pipelines between Sunoco’s Philadelphia and Marcus Hook refineries for a term of 20 years.

Capital Contributions

The Omnibus Agreement requires Sunoco to: reimburse the Partnership for any operating expenses and capital expenditures in excess of $8.0 million per year in each calendar year through 2006 that are made to comply with the U.S. Department of Transportation’s (“DOT”) pipeline integrity management rule, subject to a maximum aggregate reimbursement of $15.0 million over the five-year period ending December 31, 2006; complete, at its expense, certain tank maintenance and inspection projects at the Darby Creek Tank Farm; and reimburse the Partnership for up to $10.0 million of expenditures required at the Marcus Hook Tank Farm and

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

the Darby Creek Tank Farm to maintain compliance with existing industry standards and regulatory requirements. As of December 31, 2008, the Partnership has received the cumulative reimbursement under these agreements and does not expect to be reimbursed by Sunoco for these expenditures going forward.

Under the terms of the Interrefinery Lease Agreement, Sunoco is required to reimburse the Partnership for any non-routine maintenance expenditures, as defined, incurred during the term of the agreement. The Eagle Point purchase agreement requires Sunoco to reimburse the Partnership for certain maintenance capital and expense expenditures incurred regarding the assets acquired, as defined, up to $5.0 million within the first 10 years of closing of the transaction. The Partnership also entered into other various agreements with Sunoco following the Eagle Point agreement for additional reimbursements. For the years ended December 31, 2006, 2007 and 2008 the Partnership incurred maintenance capital expenditures of $2.3 million, $1.2 million, and $1.9 million, respectively, under the provisions within these agreements and was reimbursed by Sunoco. The reimbursements were recorded as capital contributions to Partners’ Capital within the Partnership’s balance sheet.

In February 2008, 2007 and 2006 the Partnership issued 0.1 million common units, in each year, to participants in the Sunoco Partners LLC Long-Term Incentive Plan (“LTIP”) upon completion of award vesting requirements. As a result of these issuances of common units, the general partner contributed $0.1 million in each period to the Partnership to maintain its 2.0 percent general partner interest. The Partnership recorded these amounts as capital contributions to Partners’ Capital within its consolidated balance sheets.

In May 2006, the Partnership sold 2.4 million common units in a public offering. In June 2006, the Partnership sold an additional 280,000 common units to cover over-allotments in connection with the May 2006 sale (see Note 2). As a result of this issuance of 2.68 million common units, the general partner contributed $2.4 million to the Partnership to maintain its 2.0 percent general partner interest. The Partnership recorded this amount as a capital contribution to Partners’ Capital within its consolidated balance sheet.

Asset Acquisitions

On August 18, 2006, the Partnership purchased from Sunoco a 100 percent interest in Sun Pipe Line Company of Delaware LLC, the owner of a 55.3 percent equity interest (50 percent voting rights) in Mid-Valley Pipeline Company (“Mid-Valley”) for approximately $65 million, subject to certain adjustments five years following the date of closing, based on throughput of Sunoco (see Note 4). Since the acquisition was from a related party, the interest in the entity was recorded by the Partnership at Sunoco’s historical cost of approximately $12.5 million, and the $52.5 million difference between the purchase price and the cost basis of the assets was recorded by the Partnership as a capital distribution.

4. Acquisitions

On November 18, 2008, the Partnership purchased a refined products pipeline system from affiliates of Exxon Mobil Corporation. The system consists of approximately 280 miles of refined products pipeline originating in Beaumont and Port Arthur and terminating in Hearne, Texas; another 200 miles of refined products pipeline originating in Beaumont and terminating in Waskom, Texas; and refined product facilities located in Hearne, Hebert, Waco, Center and Waskom, Texas and Arcadia, Louisiana with active storage capacity of 0.5 million shell barrels. The purchase price of the acquisition was initially funded with borrowings under the Operating Partnership’s $400 million Credit Facility. The purchase price has been preliminarily allocated to the

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

assets and liabilities acquired based on their relative fair values on the acquisition date. The following is a summary of the effects of the transaction on the Partnership’s consolidated financial position (in thousands of dollars):

Increase in:

Inventories	$553

Environmental liabilities	(2,093)

Properties, plants and equipment, net	187,503

Cash paid for acquisition	$185,963

The results of the acquisition are included in the financial statements within the Eastern Pipeline System and Terminal Facilities business segments from the date of acquisition.

On June 1, 2007, the Partnership purchased a 50 percent undivided interest in a refined products terminal located in Syracuse, New York from Mobil Pipe Line Company, an affiliate of Exxon Mobil Corporation for approximately $13.4 million. Total terminal storage capacity is approximately 550,000 barrels. The purchase price of the acquisition was funded with borrowings under the Operating Partnership’s previous credit facility, and has been allocated to property, plants and equipment based on the relative fair value of the assets acquired on the acquisition date. The results of the acquisition are included in the financial statements within the Terminal Facilities business segment from the date of acquisition.

On August 18, 2006, the Partnership purchased from Sunoco a 100 percent interest in Sun Pipe Line Company of Delaware LLC, the owner of a 55.3 percent equity interest (50 percent voting rights) in Mid-Valley Pipeline Company (“Mid-Valley”) for approximately $65.0 million, subject to certain adjustments five years following the date of closing, based on the throughput of Sunoco. Mid-Valley owns a 994-mile pipeline, which originates in Longview, Texas and terminates in Samaria, Michigan, and has operating capacity of approximately 238,000 bpd and 4.2 million shell barrels of storage capacity. Mid-Valley provides crude oil to a number of refineries, primarily in the Midwest United States. The purchase price of the acquisition was initially funded with $46.0 million in borrowings under the Operating Partnership’s previous credit facility and with cash on hand. Since the acquisition was from a related party, the interest in the entity was recorded by the Partnership at Sunoco’s historical cost of approximately $12.5 million and the $52.5 million difference between the purchase price and the cost basis of the assets was recorded by the Partnership as a capital distribution. The results of the acquisition are included in the financial statements within the Western Pipeline System business segment from the date of acquisition.

On March 1, 2006, the Partnership purchased a Texas crude oil pipeline system from affiliates of Black Hills Energy, Inc. for approximately $40.9 million. The system consists of (a) the Millennium Pipeline, a 200-mile, 12-inch crude oil pipeline with approximately 65,000 bpd operating capacity, originating near the Partnership’s Nederland Terminal, and terminating at Longview Texas; (b) the Kilgore Pipeline, a 190-mile, 10-inch crude oil pipeline with approximately 35,000 barrel per day capacity originating in Kilgore, Texas and terminating at refineries in the Houston, Texas region; (c) approximately 900,000 shell barrels of active storage capacity at Kilgore, and Longview, Texas, approximately 550,000 of which are inactive; (d) a crude oil sales and marketing business; and (e) crude oil line fill and working inventory. The purchase price of the acquisition was initially funded with borrowings under the Operating Partnership’s previous credit facility. The purchase price

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

has been allocated to the assets acquired based on their relative fair values at the acquisition date. The following is a summary of the effects of the transaction on the Partnership’s consolidated financial position (in thousands of dollars):

Increase in:

Inventories	$2,189

Properties, plants and equipment, net	38,711

Cash paid for acquisition	$40,900

The results of the acquisition are included in the financial statements within the Western Pipeline System business segment from the date of acquisition.

On March 1, 2006, the Partnership acquired a Texas crude oil pipeline system from Alon USA Energy, Inc. for approximately $68.0 million. The system consists of (a) the Amdel Pipeline, a 503-mile, 10-inch common carrier crude oil pipeline with approximately 27,000 bpd operating capacity, originating at the Nederland Terminal, and terminating at Midland, Texas, and (b) the White Oil Pipeline, a 25-mile, 10-inch crude oil pipeline with approximately 40,000 bpd operating capacity, originating at the Amdel Pipeline and terminating at Alon’s Big Spring, Texas refinery. The pipelines were idle at the time of purchase, were re-commissioned by the Partnership during the second quarter 2006 and began making deliveries during the fourth quarter 2006. During the first quarter of 2007, the Partnership completed a project to expand the capacity on the Amdel Pipeline from approximately 27,000 to 40,000 bpd. Construction on new tankage at the Nederland Terminal to service these new volumes more efficiently was completed during 2008. The purchase price of the acquisition was initially funded with borrowings under the Operating Partnership’s previous credit facility, and has been allocated to property, plants and equipment based on the relative fair value of the assets acquired on the acquisition date. The results of the acquisition are included in the financial statements within the Western Pipeline System business segment from the date of acquisition.

5. Net Income Per Unit Data

The general partner’s interest in net income consists of its 2.0 percent general partner interest and “incentive distributions”, which are increasing percentages, up to 50 percent of quarterly distributions in excess of $0.50 per limited partner unit (see Note 12). For the purpose of calculating the net income per limited partner unit, the general partner was allocated net income $16.4 million (representing 18.1 percent of total net income for the period) for the year ended December 31, 2006, $24.1 million (representing 19.9 percent of total net income for the period) for the year ended December 31, 2007, and $37.1million

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(representing 17.3 percent of total net income for the period) for the year ended December 31, 2008. Diluted net income per limited partner unit is calculated by dividing net income applicable to limited partners’ by the sum of the weighted-average number of common and subordinated units outstanding and the dilutive effect of incentive unit awards (see Note 11), as calculated by the treasury stock method.

The following table sets forth the reconciliation of the weighted average number of limited partner units used to compute basic net income per limited partner unit to those used to compute diluted net income per limited partner unit for the years ended December 31, 2006, 2007 and 2008:

	2006	2007	2008

Weighted average number of limited partner units outstanding—basic	27,608,565	28,581,032	28,650,069

Add effect of dilutive unit incentive awards	129,451	148,121	186,534

Weighted average number of limited partner units—diluted	27,738,016	28,729,153	28,836,603

6. Inventories

The components of inventories are as follows (in thousands of dollars):

	December 31,
	2007	2008

Crude oil	$29,145	$87,645

Refined product	682	1,670

Materials, supplies and other	842	841

	$30,669	$90,156

The current replacement cost of crude oil inventory exceeded its carrying value by $165.2 million and $44.7 million at December 31, 2007 and 2008, respectively.

7. Properties, Plants and Equipment

The components of net properties, plants and equipment are as follows (in thousands of dollars):

	Estimated Useful Lives	December 31,
		2007	2008

Land and land improvements (including rights of way)	—	$80,832	$89,457

Pipeline and related assets	38 - 60	779,058	967,469

Terminals and storage facilities	5 - 44	475,717	537,702

Other	5 - 48	210,517	225,827

Construction-in-progress	—	79,658	125,362

		1,625,782	1,945,817

Less: Accumulated depreciation and amortization		(536,520)	(570,388)

		$1,089,262	$1,375,429

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

8. Investment in Affiliates

The Partnership’s ownership percentages in corporate joint ventures as of December 31, 2007 and 2008 are as follows:

Partnership Ownership Percentage

Explorer Pipeline Company	9.4%

Wolverine Pipe Line Company	31.5%

West Shore Pipe Line Company	12.3%

Yellowstone Pipe Line Company	14.0%

West Texas Gulf Pipe Line Company	43.8%

Mid-Valley Pipeline Company(1)	55.3%

(1)	Mid-Valley Pipeline Company was acquired in August 2006 and includes 50 percent voting rights.

The following table provides summarized unaudited financial information on a 100 percent basis for the Partnership’s equity ownership interests. (in thousands of dollars):

	2006	2007	2008

Income Statement Data:

Total revenues	$454,258	$513,302	$470,146

Income before income taxes	$177,876	$208,067	$151,446

Net income	$111,521	$132,654	$95,700

Balance Sheet Data (as of year-end):

Current assets	$104,276	$181,683	$115,097

Non-current assets	$489,514	$692,331	$682,453

Current liabilities	$111,476	$122,229	$123,423

Non-current liabilities	$399,826	$661,777	$591,101

Net equity	$83,028	$90,008	$83,026

The Partnership’s investments in Wolverine, West Shore, Yellowstone, and West Texas Gulf at December 31, 2008 include an excess investment amount of approximately $53.7 million, net of accumulated amortization of $3.9 million. The excess investment is the difference between the investment balance and the Partnership’s proportionate share of the net assets of the entities.

9. Long-Term Debt & Revolving Credit Facilities

The components of long-term debt and revolving credit facilities are as follows (in thousands of dollars):

	December 31,
	2007	2008

$400 million Credit Facility – due November 2012	$91,000	$323,385

$100 million Credit Facility – due May 2009	—	—

Senior Notes—7.25%, due February 15, 2012	250,000	250,000

Senior Notes—6.125%, due May 15, 2016	175,000	175,000

Less unamortized bond discount	(896)	(754)

	$515,104	$747,631

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

$400 Million Credit Facility

Sunoco Logistics Partners Operations L.P. (the “Operating Partnership”), a wholly-owned entity of the Partnership, has a five-year $400 million revolving credit facility (“$400 million Credit Facility”) with a syndicate of 10 participating financial institutions. The $400 million Credit Facility is available to fund the Operating Partnership’s working capital requirements, to finance future acquisitions, to finance future capital projects and for general partnership purposes. The $400 million Credit Facility matures in November 2012 and may be prepaid at any time. It bears interest at the Operating Partnership’s option, at either (i) LIBOR plus an applicable margin, (ii) the higher of the federal funds rate plus 0.50 percent or the Citibank prime rate (each plus the applicable margin) or (iii) the federal funds rate plus an applicable margin. The $400 million Credit Facility contains various covenants limiting the Operating Partnership’s ability to incur indebtedness; grant certain liens; make certain loans, acquisitions and investments; make any material change to the nature of its business; acquire another company; or enter into a merger or sale of assets, including the sale or transfer of interests in the Operating Partnership’s subsidiaries. The $400 million Credit Facility also limits the Operating Partnership, on a rolling four-quarter basis, to a maximum total debt to EBITDA ratio of 4.75 to 1, which can generally be increased to 5.25 to 1 during an acquisition period. The Operating Partnership is in compliance with this requirement as of December 31, 2008.

In September 2008, Lehman Brothers, one of the participating banks with a commitment under the facility amounting to $5 million, declared bankruptcy and then failed to fund its share of the Partnership’s borrowings under this facility.

$100 Million Credit Facility

In anticipation of the MagTex Acquisition, the Operating Partnership, entered into a $100 million 364 day revolving credit facility (“$100 million Credit Facility”) on May 28, 2008. The $100 million Credit Facility is available to fund the same activities as the $400 million Credit Facility described above. The $100 million Credit Facility matures in May 2009 and can be prepaid at any time. Interest on outstanding borrowings is calculated, at the Operating Partnership’s option, using either (i) LIBOR plus an applicable margin or (ii) the higher of (a) the Federal funds rates plus 0.50 percent plus an applicable margin, and (b) the Citibank prime rate plus an applicable margin. The $100 million Credit Facility contains the same covenant requirements as the $400 million Credit Facility described above. As of December 31, 2008 there were no borrowings outstanding under the $100 million Credit Facility.

Interest Rate Swap

The Partnership uses interest rate swaps, a type of derivative financial instrument, to manage interest costs and minimize the effects of interest rate fluctuations on cash flows associated with its credit facilities. The Partnership does not use derivatives for trading or speculative purposes. While interest rate swaps are subject to fluctuations in value, these fluctuations are generally offset by the value of the underlying exposures being hedged. The Partnership minimizes the risk of credit loss by entering into these agreements with financial institutions that have high credit ratings. The Partnership accounts for its interest rate swaps in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), which requires that all derivatives be recorded on the balance sheet at fair value. SFAS 133 also requires that changes in the fair value be recorded each period in current earnings or other comprehensive income, depending on whether a derivative has been designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. Interest rate swaps are designated as cash flow hedges. Changes in the fair value of a cash flow hedge, to the extent the hedge is effective, are recorded, net of tax, in other comprehensive income (loss), a component of Partners’ capital, until earnings are affected by the variability of the hedged cash flows. Cash flow

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

hedge ineffectiveness, defined as the extent that the changes in the fair value of the derivative exceed the variability of cash flows of the forecasted transaction, is recorded currently in earnings.

In January 2008, the Partnership entered into a $50.0 million floating to fixed interest rate swap agreement (the “Swap”), maturing January 2010. Under the Swap, the Partnership receives interest equivalent to the three-month LIBOR and pays a fixed rate of interest of 3.489 percent, with settlements occurring quarterly. The objective of the hedge is to eliminate the variability of cash flows in interest payments for $50.0 million of floating rate debt. To maintain hedge accounting for the Swap, the Partnership is committed to maintaining at least $50.0 million in borrowings at an interest rate based on the three-month LIBOR, plus an applicable margin, through January 2010. The Swap’s fair value of ($1.1) million as of December 31, 2008, is included in accrued liabilities on the balance sheet and the corresponding change in fair value is included in other comprehensive income, a component of Partners’ equity. There was no cash flow hedge ineffectiveness recorded during 2008.

Senior Notes

In 2002, the Operating Partnership issued $250 million of 7.25 percent Senior Notes, due February 15, 2012 (the “2012 Senior Notes”) at 99.325 percent of the principal amount, for net proceeds of $244.8 million after the underwriter’s commission and legal, accounting and other transaction expenses. The 2012 Senior Notes are redeemable, at a make-whole premium, and are not subject to sinking fund provisions. The 2012 Senior Notes contain various covenants limiting the Operating Partnership’s ability to incur certain liens, engage in sale/leaseback transactions, or merge, consolidate or sell substantially all of its assets. The Operating Partnership is in compliance with these covenants as of December 31, 2008. In addition, the 2012 Senior Notes are also subject to repurchase by the Operating Partnership at a price equal to 100 percent of their principal amount, plus accrued and unpaid interest upon a change of control to a non-investment grade entity.

On May 2, 2006, the Operating Partnership issued $175 million of 6.125 percent Senior Notes, due May 15, 2016 (the “2016 Senior Notes”) at 99.858 percent of the principal amount, for net proceeds of $173.3 million after the underwriter’s commission and legal, accounting and other transaction expenses. The 2016 Senior Notes are redeemable, at a make-whole premium, and are not subject to sinking fund provisions. The 2016 Senior Notes contain various covenants limiting the Operating Partnership’s ability to incur certain liens, engage in sale/leaseback transactions, or merge, consolidate or sell substantially all of its assets. The Operating Partnership is in compliance with these covenants as of December 31, 2008.

The Partnership has no operations and its only assets are its investments in its wholly-owned partnerships and subsidiaries. The Operating Partnership also has no operations and its assets are limited primarily to its investments in its wholly-owned operating partnerships, deferred charges, and cash and cash equivalents of $2.0 million. Except for amounts associated with the 2012 Senior Notes and 2016 Senior Notes, the $400 million and $100 million Credit Facilities, cash and cash equivalents and advances to affiliate, the assets and liabilities in the balance sheets and the revenues and costs and expenses in the statements of income are primarily attributable to the operating partnerships. See Note 17 for supplemental condensed consolidating financial information.

The Partnership and the operating partnerships of the Operating Partnership served as joint and several guarantors of the 2012 Senior Notes and 2016 Senior Notes and of any obligations under the previous credit facility. The Partnership continues to serve as guarantor of the 2012 Senior Notes and 2016 Senior Notes and of any obligations under the $400 million and $100 million Credit Facilities. These guarantees are full and unconditional. In connection with the Partnership’s $400 million credit facility the Subsidiary Guarantors (as defined in Note 17) were released from their obligations under the previous credit facility, and the 2012 and 2016 Senior Notes. See Note 17 for supplemental condensed consolidating financial information.

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The aggregate amount of long-term debt maturities is as follows (in thousands of dollars):

Year Ended December 31:

2012	$573,385

Thereafter	175,000

$748,385

Cash payments for interest related to long-term debt, net of capitalized interest (see Note 1), were, $24.7 million, $32.0 million and $32.4 million in 2006, 2007 and 2008, respectively.

10. Commitments and Contingent Liabilities

Total rental expense for 2006, 2007 and 2008 amounted to $5.8 million, $6.6 million and $6.1 million, respectively. The Partnership, as lessee, has noncancelable operating leases for land, office space and equipment for which the aggregate amount of future minimum annual rentals as of December 31, 2008 is as follows (in thousands of dollars):

Year Ended December 31:

2009	$3,079

2010	2,625

2011	2,477

2012	2,418

2013	599

Thereafter	1,985

Total	$13,183

The Partnership is subject to numerous federal, state and local laws which regulate the discharge of materials into the environment or that otherwise relate to the protection of the environment. These laws and regulations result in liabilities and loss contingencies for remediation at the Partnership’s facilities and at third-party or formerly owned sites. At December 31, 2007 and 2008, there were accrued liabilities for environmental remediation in the balance sheets of $1.1 million and $3.6 million, respectively. The accrued liabilities for environmental remediation do not include any amounts attributable to unasserted claims, nor have any recoveries from insurance been assumed. Charges against income for environmental remediation totaled $1.3 million, $4.8 million and $2.1 million for the years ended December 31, 2006, 2007 and 2008, respectively.

Total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the technology available and needed to meet the various existing legal requirements, the nature and extent of future environmental laws, inflation rates and the determination of the Partnership’s liability at multi-party sites, if any, in light of uncertainties with respect to joint and several liability, and the number, participation levels and financial viability of other parties. As discussed below, the Partnership’s current and future costs have been and will be partially impacted by an indemnification from Sunoco.

The Partnership is a party to certain pending and threatened claims. Although the ultimate outcome of these claims cannot be ascertained at this time, it is reasonably possible that some portion of them could be resolved unfavorably to the Partnership and its predecessor. Management does not believe that any liabilities which may

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

arise from such claims and the environmental matters discussed above would be material in relation to the financial position of the Partnership at December 31, 2008. Furthermore, management does not believe that the overall costs for such matters will have a material impact, over an extended period of time, on the Partnership’s operations, cash flows or liquidity.

Sunoco has indemnified the Partnership for 30 years from environmental and toxic tort liabilities related to the assets contributed to the Partnership that arise from the operation of such assets prior to the closing of the February 2002 IPO. Sunoco has indemnified the Partnership for 100 percent of all losses asserted within the first 21 years of closing of the February 2002 IPO. Sunoco’s share of liability for claims asserted thereafter will decrease by 10 percent a year. For example, for a claim asserted during the twenty-third year after closing of the February 2002 IPO, Sunoco would be required to indemnify the Partnership for 80 percent of its loss. There is no monetary cap on the amount of indemnity coverage provided by Sunoco. The Partnership has agreed to indemnify Sunoco for events and conditions associated with the operation of the Partnership’s assets that occur on or after the closing of the February 2002 IPO and for environmental and toxic tort liabilities to the extent Sunoco is not required to indemnify the Partnership.

Sunoco also has indemnified the Partnership for liabilities, other than environmental and toxic tort liabilities related to the assets contributed to the Partnership, that arise out of Sunoco’s ownership and operation of the assets prior to the closing of the February 2002 IPO and that are asserted within 10 years after closing of the February 2002 IPO. In addition, Sunoco has indemnified the Partnership from liabilities relating to certain defects in title to the assets contributed to the Partnership and associated with failure to obtain certain consents and permits necessary to conduct its business that arise within 10 years after closing of the February 2002 IPO as well as from liabilities relating to legal actions currently pending against Sunoco or its affiliates and events and conditions associated with any assets retained by Sunoco or its affiliates.

Management of the Partnership does not believe that any liabilities which may arise from claims indemnified by Sunoco would be material in relation to the financial position of the Partnership at December 31, 2008. There are certain other pending legal proceedings related to matters arising after the February 2002 IPO that are not indemnified by Sunoco. Management believes that any liabilities that may arise from these legal proceedings will not be material in relation to the financial position of the Partnership at December 31, 2008.

Sunoco Partners Marketing & Terminals L.P. (“SPMT”), which is wholly owned by the Partnership, has received a proposed penalty assessment from the Internal Revenue Service (“IRS”) in the aggregate amount of $5.1 million based on a failure to timely file excise tax information returns relating to its terminal operations during the calendar years 2004 and 2005. SPMT became current on its information return filings with the IRS in July of 2006. SPMT believes it had reasonable cause for the failure to not file the information returns on a timely basis, and provided this information to the IRS on October 19, 2007 in a formal filing. SPMT is currently awaiting a response from the IRS. The proposed penalties are for the failure to file information returns rather than any failure to pay taxes due, as no taxes were owed by SPMT in connection with such information. The timing or outcome of this claim, and the total costs to be incurred by SPMT in connection therewith, cannot be reasonably estimated at this time.

11. Management Incentive Plan

Sunoco Partners LLC, the general partner of the Partnership, has adopted the Sunoco Partners LLC Long-Term Incentive Plan (“LTIP”) for employees and directors of the general partner who perform services for the Partnership. The LTIP is administered by the independent directors of the Compensation Committee of the general partner’s board of directors with respect to employee awards, and by the non-independent members of

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

the general partners’ board of directors with respect to awards granted to the independent members. The LTIP currently permits the grant of restricted units and unit options covering an aggregate of 1,250,000 common units.

Restricted Units

A restricted unit entitles the grantee to receive a common unit or, at the discretion of the Compensation Committee, an amount of cash equivalent to the value of a common unit upon the vesting of the unit, which may include the attainment of predetermined performance targets. The Compensation Committee may make additional grants under the LTIP to employees and directors containing such terms as the Compensation Committee shall determine. Common units to be delivered to the grantee upon vesting may be common units acquired by the general partner in the open market, common units already owned by the general partner, common units acquired by the general partner directly from the Partnership or any other person, or any combination of the foregoing. The general partner will be entitled to reimbursement by the Partnership for the cost incurred in acquiring common units. If the Partnership issues new common units upon vesting of the restricted units, the total number of common units outstanding will increase. The Compensation Committee, in its discretion, may grant tandem distribution equivalent rights (“DERs”) with respect to the restricted units. Subject to applicable vesting criteria, DERs entitle the grantee to receive an amount of cash equal to the per unit cash distributions made by the Partnership during the period the restricted unit is outstanding. During the years ended December 31, 2006, 2007 and 2008, the Partnership granted 59,930, 79,190 and 62,048 restricted units, respectively. Although some of these awards are time-vested only, most are subject to the Partnership achieving certain market-based and cash distribution performance targets as compared to a peer group average, which can cause the actual amount of units that ultimately vest to range from between 0% to 200% of the original units granted. These restricted unit awards generally vest over a three-year period,.

The following table summarizes information regarding restricted unit award activity during the year ended December 31, 2008:

Restricted Unit Award Activity

	Number of Units (1)	Weighted Average Grant- Date Fair Value

Non-vested and outstanding, beginning of year	129,342	$51.72

Granted	62,048	$52.92

Performance Factor Adjustment	52,726	$44.32

Vested	(108,523)	$44.75

Cancelled/forfeited	(1,457)	$52.53

Non-vested and outstanding, end of year	134,136	$55.00

(1)

The number of restricted units issued related to performance shares may range from 0 to 200 percent of the number of units shown in the table above based on our achievement of performance goals for total shareholder return and cash distributions relative to a selected peer group of competitors.

The total intrinsic value of restricted unit awards vested during the years ended December 31, 2006, 2007 and 2008 was $3.6 million, $4.3 million, and $4.9 million, respectively. Non-vested and outstanding restricted unit awards at December 31, 2008 had a contractual life of one to five years.

The estimated fair value of restricted units under the LTIP is determined based upon the nature of the award. For performance-based awards, the fair value is determined using the grant date market price of the Partnership’s Common units. For market-based awards, the fair value is determined using a Monte Carlo simulation. In

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

accordance with SFAS No. 123R, the Partnership is recognizing compensation expense on a straight-line basis over the requisite service period as well as estimating forfeitures over the requisite service period when recognizing compensation expense.

Fair Value Assumptions

Year Ended December 31,	2006	2007	2008

Expected unit-price volatility	19.2%	17.2%	18.7%

Dividend Yield	7.0%	6.1%	7.1%

Risk-free interest rate	4.9%	4.9%	2.3%

Weighted average fair value of performance units granted during the year	$44.31	$56.27	$52.96

Expected unit-price volatility is based on the daily historical volatility of our common units, generally for the past three years. The distribution yield represents our annualized distribution yield on the average closing price of our common units 30 days prior to the date of grant. The risk-free interest rate is based on the zero-coupon U.S. Treasury bond, with a term equal to the remaining contractual term of the restricted unit awards.

As of December 31, 2008, total compensation cost related to non-vested awards not yet recognized was $1.9 million, and the weighted-average period over which this cost is expected to be recognized in expense is 1.6 years. The number of restricted stock units outstanding and the total compensation cost related to non-vested awards not yet recognized reflects the Partnership’s estimates of performance factors for certain restricted unit awards.

The Partnership recognized share-based compensation expense related to the LTIP of $3.7 million, $5.3 million, and $4.3 million in the years ended December 31, 2006, 2007 and 2008 respectively under SFAS No. 123R related to the unit grants and performance factor adjustments noted in the table above. Each of the restricted unit grants also have tandem DERs which are recognized as a reduction of Partners’ Capital when earned.

Unit Options

A unit option entitles the grantee to purchase a common unit at a price determined at the date of grant by the Compensation Committee. There have been no grants of unit options for the years ended December 31, 2006, 2007 and 2008, and there are no unit options outstanding as of December 31, 2008. However, the Compensation Committee may, in the future, make grants under the LTIP to employees and directors containing such terms as the Compensation Committee shall determine, provided that unit options have an exercise price no less than the fair market value of the units on the date of grant.

12. Cash Distributions

Within 45 days after the end of each quarter, the Partnership distributes all cash on hand at the end of the quarter, less reserves established by the general partner in its discretion. This is defined as “available cash” in the partnership agreement. The general partner has broad discretion to establish cash reserves that it determines are necessary or appropriate to properly conduct the Partnership’s business. The Partnership will make quarterly distributions to the extent there is sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to the general partner.

The Partnership issued 11,383,639 subordinated units to its general partner in connection with the initial public offering in February 2002. These subordinated units were convertible to common units on a one-for-one

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

basis provided the Partnership met applicable financial tests set forth in the Partnership Agreement. Once converted, subordinated units are no longer subordinated to the rights of the holders of common units. The Partnership met the minimum quarterly distribution requirements on all outstanding units for each of the four- quarter periods ended December 31, 2005 and 2006. As a result, the subordinated units converted to common units during 2005 through 2007.

After the subordination period, the Partnership will, in general, pay cash distributions each quarter in the following manner:

	Percentage of Distributions
Quarterly Cash Distribution Amount per Unit	Unitholders	General Partner

Up to minimum quarterly distribution ($0.45 per Unit)	98%	2%

Above $0.45 per Unit up to $0.50 per Unit	98%	2%

Above $0.50 per Unit up to $0.575 per Unit	85%	15%

Above $0.575 per Unit up to $0.70 per Unit	75%	25%

Above $0.70 per Unit	50%	50%

If cash distributions exceed $0.50 per unit in a quarter, the general partner will receive increasing percentages, up to 50 percent, of the cash distributed in excess of that amount. These distributions are referred to as “incentive distributions”. The amounts shown in the table under “Percentage of Distributions” are the percentage interests of the general partner and the unitholders in any available cash from operating surplus that is distributed up to and including the corresponding amount in the column “Quarterly Cash Distribution Amount per Unit,” until the available cash that is distributed reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

Distributions paid by the Partnership during the years ended December 31, 2006, 2007 and 2008 were as follows:

Date Cash Distribution Paid	Cash Distribution per Limited Partner Unit	Annualized Cash Distribution per Limited Partner Unit	Total Cash Distribution to the Limited Partners	Total Cash Distribution to the General Partner
			($ in millions)	($ in millions)

February 14, 2006	$0.7125	$2.85	$18.4	$2.0

May 15, 2006	$0.7500	$3.00	$21.4	$3.3

August 14, 2006	$0.7750	$3.10	$22.1	$4.0

November 14, 2006	$0.7875	$3.15	$22.4	$4.4

February 14, 2007	$0.8125	$3.25	$23.2	$5.1

May 15, 2007	$0.8250	$3.30	$23.6	$5.4

August 14, 2007	$0.8375	$3.35	$23.9	$5.8

November 14, 2007	$0.8500	$3.40	$24.3	$6.1

February 14, 2008	$0.8700	$3.48	$24.9	$6.7

May 15, 2008	$0.8950	$3.58	$25.6	$7.5

August 14, 2008	$0.9350	$3.74	$26.8	$8.6

November 14, 2008	$0.9650	$3.86	$27.6	$9.5

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

On January 28, 2009, the Partnership declared a cash distribution of $0.990 per unit ($3.96 per unit annualized) on its outstanding common and subordinated units, representing the distribution for the quarter ended December 31, 2008. The $38.6 million distribution, including $10.2 million to the general partner, was paid on February 13, 2009 to unitholders of record at the close of business on February 9, 2009.

13. Financial Instruments and Concentration of Credit Risk

The estimated fair value of financial instruments has been determined based on the Partnership’s assessment of available market information and appropriate valuation methodologies. The Partnership’s current assets (other than inventories) and current liabilities are financial instruments. The estimated fair value of these financial instruments approximates their carrying amounts. The estimated fair value of the $91.0 million and $323.4 million of borrowings under the $400 million Credit Facility at December 31, 2007 and 2008 approximate their carrying amounts as these borrowings bear interest based upon short-term interest rates. The estimated fair value of the 2012 and 2016 Senior Notes at December 31, 2007 and 2008 was $449.3 million and $416.2 million, respectively, compared to the carrying amount of $425.0 million at December 31, 2007 and 2008. The 2012 and 2016 Senior Notes, which are publicly traded, were valued based upon quoted market prices.

Approximately 25 percent of total revenues recognized by the Partnership during 2008 was derived from Sunoco. The Partnership sells crude oil to Sunoco, transports crude oil and refined products to/from Sunoco’s refineries and provides terminalling and storage services for Sunoco. Sunoco has been issued an investment grade credit rating by three recognized agencies and, accordingly, management of the Partnership does not believe that the transactions with Sunoco expose it to significant credit risk.

The Partnership’s other trade relationships are primarily with major integrated oil companies, independent oil companies and other pipelines and wholesalers. These concentrations of customers may affect the Partnership’s overall credit risk in that the customers (including Sunoco) may be similarly affected by changes in economic, regulatory or other factors. The Partnership’s customers’ credit positions are analyzed prior to extending credit and periodically after the credit has been extended. The Partnership manages its exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions may utilize letters of credit, prepayments and guarantees.

14. Business Segment Information

On January 1, 2009 the Partnership re-aligned its reporting segments. Prior to this date, the reporting segments were designated by geographic region. The Partnership has determined it more meaningful to functionally align its reporting segments. As such, the updated reporting segments as of January 1, 2009 are Refined Products Pipeline System, Terminal Facilities, and Crude Oil Pipeline System. The primary difference in the new reporting is the consolidation of a formerly eastern area crude oil pipeline with the formerly western area crude oil pipelines. For comparative purposes all prior period amounts have been recast to reflect the new segment reporting and do not impact consolidated net income.

The Partnership operates in three principal business segments: Refined Products Pipeline System, Terminal Facilities and Crude Oil Pipeline System.

•

The Refined Products Pipeline System serves the northeast and midwest United States operations of Sunoco and includes: approximately 1,650 miles of refined product pipelines, including a two-thirds undivided interest in the 80-mile refined product Harbor pipeline, and 58 miles of interrefinery pipelines between two of Sunoco’s refineries; a 9.4 percent interest in Explorer Pipeline Company, a joint venture that owns a 1,881-mile refined product pipeline; a 31.5 percent interest in Wolverine Pipe Line Company, a joint venture that owns a 721-mile refined product pipeline; a 12.3 percent interest in West Shore Pipe Line Company, a joint venture that owns a 652-mile refined product pipeline; and a 14.0 percent interest in Yellowstone Pipe Line Company, a joint venture that owns a 750-mile refined product pipeline.

The Refined Products Pipeline System also includes the MagTex refined product pipeline system which was acquired from Mobil Pipeline Company, an affiliate of Exxon Mobil Corporation, in November 2008. The system consists of approximately 500 miles of refined product pipelines located in Texas.

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

•

The Terminal Facilities consist of 41 refined product terminals with an aggregate storage capacity of 6.7 million barrels, primarily serving the Partnership’s Refined Products Pipeline System; the Nederland Terminal, a 17.1 million barrel marine crude oil terminal on the Texas Gulf Coast; a 2.0 million barrel refined product terminal serving Sunoco’s Marcus Hook refinery near Philadelphia, Pennsylvania; one inland and two marine crude oil terminals with a combined capacity of 3.4 million barrels, and related pipelines, which serve Sunoco’s Philadelphia refinery; a ship and barge dock which serves Sunoco’s Eagle Point refinery; and a 1.0 million barrel liquefied petroleum gas (“LPG”) terminal near Detroit, Michigan.

•

The Crude Oil Pipeline System gathers, purchases, sells, and transports crude oil principally in Oklahoma and Texas and consists of approximately 3,200 miles of crude oil trunk pipelines, including a 37.0 percent undivided interest in the 80-mile Mesa Pipe Line system, and approximately 500 miles of crude oil gathering lines that supply the trunk pipelines; approximately 115 crude oil transport trucks; approximately 100 crude oil truck unloading facilities; a 55.3 percent interest in the Mid-Valley Pipeline Company, a joint venture that owns a 994-mile crude oil pipeline and a 43.8 percent interest in West Texas Gulf Pipe Line Company, a joint venture that owns a 579-mile crude oil pipeline.

The following tables sets forth condensed statement of income information concerning the Partnership’s recast business segments and reconciles total segment operating income to net income for the years ended December 31, 2006, 2007 and 2008, respectively (in thousands of dollars).

	Year Ended December 31, 2006
	Refined Products Pipeline System		Terminal Facilities	Crude Oil Pipeline System		Total

Sales and other operating revenue:

Affiliates	$69,239		$82,607	$1,690,788		$1,842,634

Unaffiliated customers	$22,028		$40,635	$3,931,938		$3,994,601

Operating income	$30,626	(1)	$39,140	$48,428	(2)	$118,194

Net interest expense						(27,853)

Net income						$90,341

Depreciation and amortization	$9,054		$15,364	$12,231		$36,649

Capital expenditures	$17,252		$61,046	$41,540	(3)	$119,838

Investment in affiliates	$58,849		$—	$23,085		$81,934

Identifiable assets	$351,109		$341,878	$1,362,841		$2,082,077	(4)

(1)	Includes equity income of $11,012 attributable to the Partnership’s equity ownership interests in Explorer, Wolverine, West Shore and Yellowstone.
(2)	Includes equity income of $5,870 attributable to the Partnership’s equity ownership interest in West Texas Gulf and Mid-Valley.
(3)

Excludes $108,900 for the acquisition of the Amdel and White Oil crude oil pipeline system, and Millennium and Kilgore crude oil pipeline system and, $12,482 related to the acquisition of a 55.3 percent equity interest in Mid-Valley Pipeline Company.

(4)

Identifiable assets include the Partnership’s unallocated $9,412 cash and cash equivalents, $7,431 advances to affiliates, $7,204 deferred financing costs, $2,198 to properties, plants and equipment, net and $4 attributable to corporate activities.

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2007
	Refined Products Pipeline System		Terminal Facilities	Crude Oil Pipeline System		Total

Sales and other operating revenue:

Affiliates	$71,836		$92,156	$1,518,050		$1,682,042

Unaffiliated customers	$26,387		$49,466	$5,619,560		$5,695,413

Operating income	$32,150	(1)	$52,668	$71,337	(2)	$156,155

Net interest expense						(35,280)

Net income						$120,875

Depreciation and amortization	$8,336		$15,338	$13,667		$37,341

Capital expenditures	$9,652	(3)	$64,381	$27,967		$105,862	(4)

Investment in affiliates	$59,776		$—	$25,209		$84,985

Identifiable assets	$337,670		$400,509	$1,742,701		$2,504,642	(5)

(1)	Includes equity income of $13,051 attributable to the Partnership’s equity ownership interests in Explorer, Wolverine, West Shore and Yellowstone.
(2)	Includes equity income of $14,062 attributable to the Partnership’s equity ownership interest in West Texas Gulf and Mid-Valley.
(3)	Excludes $13,416 for the acquisition of the Syracuse refined products terminal.
(4)	Capital expenditures include the Partnership’s $3,862 of capital expenditures attributable to corporate activities.
(5)

Identifiable assets include the Partnership’s unallocated $2,000 cash and cash equivalents, $8,060 advances to affiliates, $6,038 deferred financing costs, $7,661 to properties, plants and equipment, net and $3 attributable to corporate activities.

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2008
	Refined Products Pipeline System		Terminal Facilities	Crude Oil Pipeline System		Total

Sales and other operating revenue:

Affiliates	$76,964		$99,976	$2,395,007		$2,571,947

Unaffiliated customers	$26,493		$62,448	$7,451,432		$7,540,373

Operating income	$34,432	(1)	$58,475	$152,685	(2)	$245,592

Net interest expense						(31,112)

Net income						$214,480

Depreciation and amortization	$9,351		$16,446	$14,257		$40,054

Impairment charge	—		5,674	—		5,674

Capital expenditures	$12,435	(3)	$74,115	$53,362		$145,834	(4)

Investment in affiliates	$56,918		$—	$25,964		$82,882

Identifiable assets	$497,464		$484,349	$1,302,582		$2,308,249	(5)

(1)	Includes equity income of $8,463 attributable to the Partnership’s equity ownership interests in Explorer, Wolverine, West Shore and Yellowstone.
(2)	Includes equity income of $13,953 attributable to the Partnership’s equity ownership interest in West Texas Gulf and Mid-Valley.
(3)	Excludes $185,410 for the acquisition of the MagTex refined product pipeline system.
(4)	Capital expenditures include the Partnership’s $5,922 of capital expenditures attributable to corporate activities.
(5)

Identifiable assets include the Partnership’s unallocated $2,000 cash and cash equivalents, $2,549 advances to affiliates, $3,767 deferred financing costs, $15,536 to properties, plants and equipment, net and $2 attributable to corporate activities.

The following table sets forth total sales and other operating revenue by product or service (in thousands of dollars):

	Year Ended December 31,
	2006	2007	2008

Affiliates:

Crude oil sales	$1,672,381	$1,499,437	$2,376,575

Pipeline	87,646	90,449	95,396

Terminalling and other	82,607	92,156	99,976

	$1,842,634	$1,682,042	$2,571,947

Unaffiliated Customers:

Crude oil sales	$3,887,795	$5,565,975	$7,385,321

Pipeline	66,171	79,972	92,604

Terminalling and other	40,635	49,466	62,448

	$3,994,601	$5,695,413	$7,540,373

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

15. Quarterly Financial Data (Unaudited)

Summarized quarterly financial data is as follows (in thousands of dollars, except per unit amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2007

Sales and other operating revenue:

Affiliates	$452,069	$391,370	$439,776	$398,827

Unaffiliated customers	$1,097,501	$1,238,910	$1,496,439	$1,862,563

Gross margin(1)	$41,408	$40,543	$50,945	$51,076

Operating income	$30,928	$34,754	$45,922	$44,551

Net income	$22,307	$25,254	$37,514	$35,800

Net income per Limited Partner unit—basic(2) (3)	$0.59	$0.68	$1.09	$1.01

Net income per Limited Partner unit—diluted(2) (3)	$0.59	$0.68	$1.09	$1.01

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2008

Sales and other operating revenue:

Affiliates	$636,386	$756,718	$760,551	$418,292

Unaffiliated customers	$1,758,003	$2,558,703	$2,068,956	$1,154,711

Gross margin(1)	$55,806	$64,730	$66,888	$93,154

Operating income	$45,201	$59,387	$57,863	$83,141

Net income	$37,503	$51,323	$50,334	$75,320

Net income per Limited Partner unit—basic(2) (3)	$1.05	$1.48	$1.42	$2.25

Net income per Limited Partner unit—diluted(2) (3)	$1.04	$1.47	$1.41	$2.23

(1)	Gross margin equals sales and other operating revenue less cost of products sold and operating expenses and depreciation and amortization.
(2)	Net income included within this calculation excludes amounts attributable to the general partner’s interest in net income.
(3)	Retrospective adjustment for our adoption of EITF 07-4 as described in Note 1.

16. Subsequent Event

In February 2009, the Operating Partnership issued $175 million of 8.75 percent Senior Notes, due February 15, 2014 (“2014 Senior Notes”). The 2014 Senior Notes are redeemable, at a make-whole premium, and are not subject to sinking fund provisions. The 2014 Senior Notes contain various covenants limiting the Operating Partnership’s ability to incur certain liens, engage in sale/leaseback transactions, or merge, consolidate or sell substantially all of its assets. The net proceeds from the 2014 Senior Notes, were used to repay outstanding borrowings under the $400 million Credit Facility.

17. Supplemental Condensed Consolidating Financial Information

The Partnership and the operating partnerships of the Operating Partnership served as joint and several guarantors of the Senior Notes and of any obligations under the previous credit facility. The Partnership continues to serve as guarantor of the Senior Notes and of any obligations under the $400 million and $100 million Credit Facilities. These guarantees are full and unconditional. In connection with the Partnership’s $400 million Credit Facility the Subsidiary Guarantors were released from their obligations both under the previous credit facility, and the 2012 and 2016 Senior Notes. Given that certain, but not all subsidiaries of the Partnership

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

were guarantors, the Partnership was required to present the following supplemental condensed consolidating financial information. For purposes of the following footnote, Sunoco Logistics Partners L.P. is referred to as “Parent” and Sunoco Logistics Partners Operations L.P. is referred to as “Subsidiary Issuer.” In the 2007 and 2008 schedules Sunoco Partners Marketing and Terminals L.P., Sunoco Pipeline L.P., Sun Pipeline Company of Delaware LLC, Sunoco Pipeline Acquisition LLC, Sunoco Logistics Partners GP LLC, Sunoco Logistics Partners Operations GP LLC and Sunoco Partners Lease Acquisition & Marketing LLC, are collectively referred to as “Non-Guarantor Subsidiaries.” In the 2006 schedules Sunoco Partners Marketing and Terminals L.P., Sunoco Pipeline L.P., Sun Pipeline Company of Delaware LLC and Sunoco Pipeline Acquisition LLC are collectively referred to as the “Subsidiary Guarantors”, and Sunoco Logistics Partners GP LLC, Sunoco Logistics Partners Operations GP LLC and Sunoco Partners Lease Acquisition & Marketing LLC, are referred to as “Non-Guarantor Subsidiaries.”

The following supplemental condensed consolidating financial information (in thousands) reflects the Parent’s separate accounts, the Subsidiary Issuer’s separate accounts, the combined accounts of the Subsidiary Guarantors, the combined accounts of the Non-Guarantor Subsidiaries, the combined consolidating adjustments and eliminations and the Parent’s consolidated accounts for the dates and periods indicated. For purposes of the following condensed consolidating information, the Parent’s investments in its subsidiaries and the Subsidiary Issuer’s investments in its subsidiaries are accounted for under the equity method of accounting.

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Balance Sheet

December 31, 2007

	Parent	Subsidiary Issuer	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total

Assets

Current Assets

Cash and cash equivalents	$—	$2,000	$—	$—	$2,000

Advances to affiliates	4,348	46,000	(42,288)	—	8,060

Accounts receivable, affiliated companies	—	—	62,167	—	62,167

Accounts receivable, net	—	—	1,200,782	—	1,200,782

Inventories

Crude oil	—	—	29,145	—	29,145

Refined product	—	—	682	—	682

Materials, supplies and other	—	—	842	—	842

Total Current Assets	4,348	48,000	1,251,330	—	1,303,678

Properties, plants and equipment, net	—	—	1,089,262	—	1,089,262

Investment in affiliates	584,060	1,101,139	85,084	(1,685,298)	84,985

Deferred charges and other assets	—	3,278	23,439	—	26,717

Total Assets	$588,408	$1,152,417	$2,449,115	$(1,685,298)	$2,504,642

Liabilities and Partners’ Capital

Current Liabilities

Accounts payable	$—	$—	$1,289,402	$—	$1,289,402

Accrued liabilities	980	3,863	40,316	—	45,159

Accrued taxes	—	—	34,277	—	34,277

Total Current Liabilities	980	3,863	1,363,995	—	1,368,838

Long-term debt	—	515,104	—	—	515,104

Other deferred credits and liabilities	—	—	29,655	—	29,655

Total Liabilities	980	518,967	1,393,650	—	1,913,597

Total Partners’ Capital	587,428	633,450	1,055,465	(1,685,298)	591,045

Total Liabilities and Partners’ Capital	$588,408	$1,152,417	$2,449,115	$(1,685,298)	$2,504,642

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Balance Sheet

December 31, 2008

	Parent	Subsidiary Issuer	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total

Assets

Current Assets

Cash and cash equivalents	$—	$2,000	$—	$—	$2,000

Advances to affiliates	(161)	48,000	(45,290)	—	2,549

Accounts receivable, affiliated companies	—	—	77,692	—	77,692

Accounts receivable, net	—	—	652,840	—	652,840

Inventories

Crude oil	—	—	87,645	—	87,645

Refined product	—	—	1,670	—	1,670

Materials, supplies and other	—	—	841	—	841

Total Current Assets	(161)	50,000	775,398	—	825,237

Properties, plants and equipment, net	—	—	1,375,429	—	1,375,429

Investment in affiliates	670,672	1,415,691	83,012	(2,086,493)	82,882

Deferred charges and other assets	—	2,566	22,135	—	24,701

Total Assets	$670,511	$1,468,257	$2,255,974	$(2,086,493)	$2,308,249

Liabilities and Partners’ Capital

Current Liabilities

Accounts payable	$—	$—	$792,674	$—	$792,674

Accrued liabilities	980	2,034	42,634	—	45,648

Accrued taxes	—	—	20,738	—	20,738

Total Current Liabilities	980	2,034	856,046	—	859,060

Long-term debt	—	747,631	—	—	747,631

Other deferred credits and liabilities	—	—	31,658	—	31,658

Total Liabilities	980	749,665	887,704	—	1,638,349

Total Partners’ Capital	669,531	718,592	1,368,270	(2,086,493)	669,900

Total Liabilities and Partners’ Capital	$670,511	$1,468,257	$2,255,974	$(2,086,493)	$2,308,249

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Statement of Income

Year Ended December 31, 2006

	Parent	Subsidiary Issuer	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total

Revenues

Sales and other operating revenue:

Affiliates	$—	$—	$1,842,634	$—	$—	$1,842,634

Unaffiliated customers	—	—	3,994,601	—	—	3,994,601

Equity in earnings of subsidiaries	90,331	116,967	—	12	(207,310)	—

Other income	—	—	17,315	—	—	17,315

Total Revenues	90,331	116,967	5,854,550	12	(207,310)	5,854,550

Costs and Expenses

Cost of products sold and operating expenses	—	—	5,644,021	—	—	5,644,021

Depreciation and amortization	—	—	36,649	—	—	36,649

Selling, general and administrative expenses	—	—	55,686	—	—	55,686

Total Costs and Expenses	—	—	5,736,356	—	—	5,736,356

Operating Income	90,331	116,967	118,194	12	(207,310)	118,194

Net interest cost paid to affiliates	—	194	1,215	2	—	1,411

Other interest cost and debt expenses, net	—	29,447	—	—	—	29,447

Capitalized interest	—	(3,005)	—	—	—	(3,005)

Net Income	$90,331	$90,331	$116,979	$10	$(207,310)	$90,341

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Statement of Income

Year Ended December 31, 2007

	Parent	Subsidiary Issuer	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total

Revenues

Sales and other operating revenue:

Affiliates	$—	$—	$1,682,042	$—	$1,682,042

Unaffiliated customers	—	—	5,695,413	—	5,695,413

Equity in earnings of subsidiaries	120,866	152,846	15	(273,727)	—

Other income	—	—	28,381	—	28,381

Total Revenues	120,866	152,846	7,405,851	(273,727)	7,405,836

Costs and Expenses

Cost of products sold and operating expenses	—	—	7,156,142	—	7,156,142

Depreciation and amortization	—	—	37,341	—	37,341

Selling, general and administrative expenses	—	—	56,198	—	56,198

Total Costs and Expenses	—	—	7,249,681	—	7,249,681

Operating Income	120,866	152,846	156,170	(273,727)	156,155

Net interest cost (received from) / paid to affiliates	—	(1,013)	3,300	—	2,287

Other interest cost and debt expenses, net	—	36,412	—	—	36,412

Capitalized interest	—	(3,419)	—	—	(3,419)

Net Income	$120,866	$120,866	$152,870	$(273,727)	$120,875

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Statement of Income

Year Ended December 31, 2008

	Parent	Subsidiary Issuer	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total

Revenues

Sales and other operating revenue:

Affiliates	$—	$—	$2,571,947	$—	$2,571,947

Unaffiliated customers	—	—	7,540,373	—	7,540,373

Equity in earnings of subsidiaries	214,474	242,277	24	(456,775)	—

Other income	—	—	24,298	—	24,298

Total Revenues	214,474	242,277	10,136,642	(456,775)	10,136,618

Costs and Expenses

Cost of products sold and operating expenses	—	—	9,786,014	—	9,786,014

Depreciation and amortization	—	—	40,054	—	40,054

Selling, general and administrative expenses	—	—	59,284	—	59,284

Impairment Charge	—	—	5,674	—	5,674

Total Costs and Expenses	—	—	9,891,026	—	9,891,026

Operating Income	214,474	242,277	245,616	(456,775)	245,592

Net interest cost (received from) / paid to affiliates	—	(2,751)	3,309	—	558

Other interest cost and debt expenses, net	—	34,409	—	—	34,409

Capitalized interest	—	(3,855)	—	—	(3,855)

Net Income	$214,474	$214,474	$242,307	$(456,775)	$214,480

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

Year Ended December 31, 2006

	Parent	Subsidiary Issuer	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total

Net Cash Flows from Operating Activities	$90,501	$91,142	$167,137	$10	$(207,310)	$141,480

Cash Flows from Investing Activities:

Capital expenditures	—	—	(119,838)	—	—	(119,838)

Acquisitions	—	—	(121,382)	—	—	(121,382)

Intercompany	(42,703)	(190,082)	25,485	(10)	207,310	—

	(42,703)	(190,082)	(215,735)	(10)	207,310	(241,220)

Cash Flows from Financing Activities:

Distribution paid to Limited Partners and General Partner	(97,987)	—	—	—	—	(97,987)

Net proceeds from issuance of Limited Partner units	110,338	—	—	—	—	110,338

Contribution from General Partner for Limited Partner unit transactions	2,427	—	—	—	—	2,427

Net proceeds from issuance of Senior Notes	—	173,307	—	—	—	173,307

Repayments from (advances to) affiliates, net	(9,496)	(48,000)	44,315	—	—	(13,181)

Borrowings under credit facility	—	177,500				177,500

Repayments under credit facility	—	(216,100)				(216,100)

Payments of statutory withholding on net issuance of Limited Partner units under restricted unit incentive plan	—	—	(1,443)	—	—	(1,443)

Contributions from (distributions to) affiliate	(53,080)	—	5,726	—	—	(47,354)

	(47,798)	86,707	48,598	—	—	87,507

Net change in cash and cash equivalents	—	(12,233)	—	—	—	(12,233)

Cash and cash equivalents at beginning of year	—	21,645	—	—	—	21,645

Cash and cash equivalents at end of year	$—	$9,412	$—	$—	$—	$9,412

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

Year Ended December 31, 2007

	Parent	Subsidiary Issuer	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total

Net Cash Flows from Operating Activities	$120,737	$117,812	$242,677	$(273,727)	$207,499

Cash Flows from Investing Activities:

Capital expenditures	—	—	(105,862)	—	(105,862)

Acquisitions	—	—	(13,489)	—	(13,489)

Intercompany	(2,545)	(150,224)	(120,958)	273,727	—

	(2,545)	(150,224)	(240,309)	273,727	(119,351)

Cash Flows from Financing Activities:

Distribution paid to Limited Partners and General Partner	(117,451)	—	—	—	(117,451)

Contribution from General Partner for Limited Partner unit transactions	58	—	—	—	58

Repayments from (advances to) affiliates, net	(799)	2,000	(1,830)	—	(629)

Borrowings under credit facility	—	279,900			279,900

Repayments under credit facility	—	(256,900)			(256,900)

Payments of statutory withholding on net issuance of Limited Partner units under restricted unit incentive plan	—	—	(1,479)	—	(1,479)

Contributions from affiliate	—	—	941	—	941

	(118,192)	25,000	(2,368)	—	(95,560)

Net change in cash and cash equivalents	—	(7,412)	—	—	(7,412)

Cash and cash equivalents at beginning of year	—	9,412	—	—	9,412

Cash and cash equivalents at end of year	$—	$2,000	$—	$—	$2,000

SUNOCO LOGISTICS PARTNERS L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

Year Ended December 31, 2008

	Parent	Subsidiary Issuer	Non- Guarantor Subsidiaries	Consolidating Adjustments	Total

Net Cash Flows from Operating Activities	$214,474	$213,357	$257,531	$(456,775)	$228,587

Cash Flows from Investing Activities:

Capital expenditures	—	—	(145,834)	—	(145,834)

Acquisitions	—	—	(185,410)	—	(185,410)

Intercompany	(81,856)	(443,742)	68,823	456,775	—

	(81,856)	(443,742)	(262,421)	456,775	(331,244)

Cash Flows from Financing Activities:

Distribution paid to Limited Partners and General Partner	(137,203)	—	—	—	(137,203)

Contribution from General Partner for Limited Partner unit transactions	76	—	—	—	76

Repayments from (advances to) affiliates, net	4,509	(2,000)	3,002	—	5,511

Borrowings under credit facility	—	343,385	—	—	343,385

Repayments under credit facility	—	(111,000)	—		(111,000)

Payments of statutory withholding on net issuance of Limited Partner units under restricted unit incentive plan	—	—	(538)	—	(538)

Contributions from affiliate	—	—	2,426	—	2,426

	(132,618)	230,385	4,890	—	102,657

Net change in cash and cash equivalents	—	—	—	—	—

Cash and cash equivalents at beginning of year	—	2,000	—	—	2,000

Cash and cash equivalents at end of year	$—	$2,000	$—	$—	$2,000